EXHIBIT 10.1
OFFICE USE AGREEMENT

This Agreement is by and between PureTech Ventures, LLC ("PureTech") and FluoroPharma Medical, Inc. ("FluoroPharma") as of June 22, 2011 the ("Effective Date").

WHEREAS, PureTech desires to provide, and FluoroPharma desires to use, certain of office space and telecommunications equipment located at Suite 1600 (the "Office Suite") 500 Boylston Street, Boston Massachusetts (the "Premises") upon the following terms and conditions.

NOW THEREFORE, for good and valuable consideration, it is agreed as follows:

1. Basic Charges

FluoroPharma shall pay to PureTech the sum of $3,750 per month (the "Basic Charges") for the use of (i) two (2) furnished offices (the "Offices") in the Office Suite, (ii) two (2) telephones, (iii) working telecommunications lines in each Office, (iv) conference rooms located within the Office Suite to the extent such conference rooms are not otherwise reserved or in use and (v) the kitchen facility in the Office Suite. PureTech shall select the location and size of such Offices in its sole discretion. PureTech shall make the Offices available for use in a heated, lighted and clean condition. FluoroPharma shall pay the Basic Charges in advance on the first day of each month during the Term (as defined below).

2. Term and Termination

The term of this Agreement shall begin on the Effective Date and end on June 22, 2012 unless extended by mutual agreement of PureTech and FluoroPharma or earlier terminated as described below (the "Term").

Either PureTech or FluoroPharma may terminate this Agreement with or without cause by providing the non-terminating party thirty (30) days prior written notice of such termination; provided, however, that in the event that either PureTech or FluoroPharma has breached any provision of this Agreement, the non-breaching party may terminate this Agreement effective immediately upon delivering written notice to the breaching party of such termination.

3. Damages

FluoroPharma agrees to indemnify PureTech for any damages in excess of ordinary wear to the building, furniture, equipment or other fixtures on the Premises caused by an act of FluoroPharma employees and guests. FluoroPharma will be billed for any damages repaired by PureTech including labor and materials. PureTech does not assume responsibility for damage to or loss of any materials or equipment used or left in the Office Suite by FluoroPharma or its guests.

4. Additional Billing

In addition to the Basic Charges, FluoroPharma shall pay for all necessary or desirable services and expenses incurred by FluoroPharma relating to the use of the Premises (including but not limited to, parking validation charges). If the aforesaid services and expenses are arranged by PureTech, FluoroPharma will reimburse PureTech for all costs associated with the service or expense.

5. Compliance with Laws and Regulations

FluoroPharma shall comply with the requirements of all applicable laws, rules, regulations and orders of the United States, any state and local government, and any applicable foreign jurisdiction, including of the Food and Drug Administration or similar foreign governmental authority, in the conduct of its business.

6. No Sponsorship or Affiliation

PureTech shall not be deemed to be a sponsor of or to be affiliated in any way with any activities conducted by FluoroPharma at the Office Suite or elsewhere, and no literature or publicity shall indicate any such PureTech sponsorship or affiliation.

7. No Subletting

FluoroPharma may not sublet the Offices or any other rights contained herein.

8. Indemnification

FluoroPharma shall be responsible for the supervision and control of its agents, employees, guests, and contractors, and their activities on the Premises. FluoroPharma agrees to indemnify and hold harmless, assume liability for and defend, PureTech and its officers, employees and agents, from and against any and all actions, claims, liabilities, assertions or liability, losses, costs, and expenses, which in any manner arise or are alleged to have arisen, from the acts, omissions or wrongful conduct of FluoroPharma, in connection with FluoroPharma's operations, activities, occupancy, or use of the Premises.

9. Miscellaneous.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to FluoroPharma:

FluoroPharma Medical, Inc. 500 Boylston Street,
Suite 1600 Boston, Massachusetts 02116
Attn: President

If to PureTech:

PureTech Ventures, LLC 500 Boylston Street, Suite 1600
Boston, Massachusetts 02116
Attn: Managing Partner

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(b) This agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within the Commonwealth of Massachusetts, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this agreement may be waived in whole or in part, only by a writing executed by both PureTech and FluoroPharma; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this agreement; (v) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; (vi) may not be assigned by either PureTech or FluoroPharma without the prior written consent of the non-assigning party and (vi) is not intended to inure to the benefit of any third-party beneficiaries.

(d) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(e) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above

PURETECH VENTURES, LLC

By:	/s/ Stephen Muniz
Name:	Stephen Muniz
Title:	Partner

FLUOROPHARMA MEDICAL, INC.

By:	/s/ Thijs Spoor
Name:	Thijs Spoor
Title:	President, CEO